                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 31st day of January, 2004, between Rex Radio and Television, Inc., an Ohio corporation (the "Corporation"), and Lawrence Tomchin (the "Employee").

                                    Recitals

          A. The Corporation and Employee entered into Employment Agreements dated July 17, 1984, December 1, 1989, January 1, 1993 January 1, 1994, September 1, 1995, October 14, 1998, and April 17, 2001.

          B. The Corporation and Employee now desire to enter into a new Employment Agreement to reflect changes in the Employee's position with the Corporation.

          C. Employee desires to accept such employment on the basis of the mutual benefits and covenants contained herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                         ARTICLE I - DUTIES OF EMPLOYEE

     1.1 Duties of Employee. Employee shall be employed as a consultant for the period set forth in Article II below. Employee shall be subject to the supervision of the Board of Directors of the Corporation, and shall perform those duties as directed by the Board of Directors of the Corporation. Employee shall be available to consult with the Corporation on matters relating to the marketing, distribution and sale of retail television, electronic and audio products and to perform such other duties as may from time to time be designated by the Board of Directors of the Corporation. Employee agrees to perform the duties assigned to him faithfully and to the best of his ability and to devote sufficient time and effort to the performance of his duties.

     1.2 Engaging in Other Employment. Employee shall devote a substantial portion of his business time, energies, attention and abilities to the business of the Corporation; provided, however, that Employee shall not be prohibited from: (i) making investments in other businesses; and (ii) actively participating in the operation of any business within which he has invested.

                         ARTICLE II - TERM OF EMPLOYMENT

     2.1 Term. The Corporation shall employ Employee commencing as of the 1st day of February, 2004, and continuing for a one (1) year period through January 31, 2005 (the "Employment Period") and any renewal period provided for in
Section 2.2 below unless earlier terminated by Employee's: (i) resignation; (ii) death; (iii) total disability; or (iv) termination of employment, as provided in
Article VI. "Total disability" shall mean such disability as shall render Employee incapable of performing substantially all of his duties for the Corporation as determined by any two qualified physicians chosen by the Corporation.

     2.2 Renewal Term. The terms and conditions of this Agreement shall automatically renew, without any further action by either party required, upon the expiration of the Employment Period and any period of renewal for subsequent one (1) year periods unless (i) notice of termination is provided to the other party at least ninety (90) days prior to the expiration of the Employment Period or any period of renewal or (ii) this Agreement is otherwise terminated pursuant to Article VI.

                     ARTICLE III - COMPENSATION AND EXPENSES

     3.1 Compensation. Employee shall receive as compensation for services rendered under this Agreement a base salary of Seventy-seven Thousand Two Hundred Fifty Dollars ($77,250.00) per year, payable in equal monthly installments of Six Thousand Four Hundred Thirty-seven and 50/100 Dollars ($6,437.50) per month on the last working day of each month (or such more frequent dates as the Corporation may choose), and prorated for any partial monthly period.

     3.2 Expenses. Employee is authorized to incur reasonable expenses in connection with the performance of his duties for the Corporation, including expenses for entertainment of customers, travel, and similar business purposes. The Corporation will reimburse Employee for all such expenses upon the presentation of an itemized account of such expenditures and approval of the expenditures by a designated officer. In incurring reasonable business expenses, Employee shall conform to the policies of the Corporation as adopted by the Board of Directors from time to time.

                   ARTICLE IV - EMPLOYEE BENEFITS AND BONUSES

     4.1 Employee Benefit Plans. Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical and dental reimbursement plan, group term life insurance plan, and any other employee benefit plan which may be established by the Corporation, such participation to be in accordance with the terms of any such plan.

     4.2 Bonus. In addition to Employee's salary as provided in Section 3.1, Employee may be paid a cash bonus as determined in the sole discretion of the Board of Directors of the Corporation, any such bonus to be commensurate with the effort and achievement of Employee on behalf of the Corporation.

     4.3 Vacation. Employee shall be entitled to eight (8) weeks of vacation during each 12-month period of the Employment Period or any period of renewal at full pay; provided, however, that no portion of a vacation not taken in any 12-month period may be taken in any other 12-month period. The time for such vacation shall be selected by Employee. Employee shall not be entitled to vacation pay in lieu of vacation.

                  ARTICLE V - NONDISCLOSURE AND NONCOMPETITION

     5.1 Confidential Information. Employee agrees to keep secret and confidential the Confidential Information (as defined below) and shall not use or disclose such information, either during or after his employment with the Corporation, for any purpose not authorized by the Corporation. Upon termination of his employment with the Corporation, Employee shall leave with the Corporation all records, including all copies thereof, containing any Confidential Information, including, but not limited to, such documents as memoranda, notes, records, reports, customer lists, manuals, drawings, blueprints and maps. "Confidential Information" means information about the Corporation and any of its subsidiaries which is disclosed to Employee or known by him as a consequence of or through his work with or on behalf of the Corporation (including information conceived, originated, discovered, or developed by him) not generally known about the Corporation, including, but not limited to, matters of a technical nature, such as "know-how," innovations, research projects, methods, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, suppliers, business processes, computer programs, accounting methods, information systems, business or marketing, financial plans and reports and any other information of a similar nature.

     5.2 Restrictions on Competition. During the term of this Agreement and for a period of two years after termination of Employee's employment with the Corporation, for any reason, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Corporation within one hundred (100) miles of any store operated by the Corporation or its affiliates at the time of Employee's termination nor shall Employee be the owner or operator of a retail business similar to that of the Corporation within one hundred (100) miles of any store operated by the Corporation or its affiliates at the time of Employee's termination.

     5.3 Saving. In the event any provision of this Article V shall be held invalid, illegal, or unenforceable, the remaining provisions shall in no way be affected thereby, and shall continue in full force and effect. If, moreover, any one or more of the provisions contained in this Article V shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                            ARTICLE VI - TERMINATION

     6.1 Termination of Employment with Cause. The Corporation may at any time terminate Employee's employment for cause. Such termination of employment for cause shall not prejudice any other remedy to which the Corporation may be entitled either at law, in equity, or under this Agreement. "Termination of employment for cause" shall mean termination upon: (i) Employee's repeated failure or refusal to perform his duties hereunder faithfully, diligently, competently and to the best of his ability for reasons other than serious disability or other incapacity; (ii) Employee's violation of any material provision of this Agreement; or (iii) Employee's clear and intentional violation of a state or federal law of which he is aware or should have been aware: (a) involves the commission of a felonious crime against the Corporation which has a materially adverse effect upon the Corporation; or (b) involves a felony other than against the Corporation having a materially adverse effect upon the Corporation, as determined in either case in the reasonable judgment of the Board of Directors.

     6.2 Termination by Either Party. This Agreement may be terminated by either party with or without cause upon ninety (90) days notice.

     6.3 Effect of Termination on Compensation. In the event this Agreement is terminated prior to the completion of the Employment Period or any period of renewal, Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the date of termination.

     6.4 Effect of Termination on Bonus Plans. In the event of the termination of this Agreement prior to the completion of the Employment Period or any period of renewal, Employee shall automatically and completely forfeit any rights which he may have under any bonus plan established by the Corporation.

                         ARTICLE VII - WAIVER OF BREACH

     7.1 Effect of Waiver. Waiver by the Corporation of any condition, or of the breach of Employee of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be or construed as a further or continuing waiver of any such condition or to be a waiver either of any other condition or of the breach of any other term or covenant of this Agreement. The failure of the Corporation at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to require the same.

                          ARTICLE VIII - MISCELLANEOUS

     8.1 Notices. All notices and other communications by any party hereto shall be made in writing to the other party and shall be deemed to have been duly given when mailed by United States certified mail, with postage prepaid, addressed as the parties hereto may designate from time to time in writing.

     8.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Corporation, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

     8.3 Assignability. Neither this Agreement, nor any duties or obligations hereunder shall be assignable by Employee without the prior written consent of the Board of Directors of the Corporation.

     8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     8.5 Captions. The captions in this Agreement are inserted for convenience only and shall not be considered part of or affect the construction or interpretation of any provision of this Agreement.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                        REX RADIO AND TELEVISION, INC.


                                        By: /s/ EDWARD M. KRESS
                                            ------------------------------------
                                            Edward M. Kress, Secretary

                                        EMPLOYEE:

                                        /s/ LAWRENCE TOMCHIN
                                        ----------------------------------------
                                        Lawrence Tomchin